Exhibit 5

April 13, 2007

Board of Directors

Wells Fargo & Company

420 Montgomery Street

San Francisco, California 94163

Ladies and Gentlemen:

In connection with the proposed registration under the Securities Act of 1933, as amended, of 19,444,000 shares of common stock, par value $1-2/3 per share (the “Shares”), of Wells Fargo & Company, a Delaware corporation (the “Company”), which are proposed to be issued by the Company in connection with the merger (the “Merger”) of a wholly owned subsidiary of the Company with and into Placer Sierra Bancshares, I have examined such corporate records and other documents, including the registration statement on Form S-4 relating to the Shares (the “Registration Statement”), and have reviewed such matters of law as I have deemed necessary for this opinion, and I advise you that in my opinion:

1.	The Company is a corporation duly organized and existing under the laws of the state of Delaware.

2.	All necessary corporate action on the part of the Company has been taken to authorize the issuance of the Shares in connection with the Merger, and when issued as described in the Registration Statement, the Shares will be legally and validly issued, fully paid and non-assessable.

I consent to the filing of this opinion as an exhibit to the registration statement.

Sincerely,

/s/ Robert J. Kaukol
Robert J. Kaukol
Senior Counsel
Wells Fargo & Company